UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 13G
Under the Securities Exchange Act of 1934
(Amendment No. 1 )*

Ultra Petroleum Corp/

(Name of Issuer)
Common Stock

(Title of Class of Securities)
903914109

(CUSIP Number)
December 31, 2017

(Date of Event Which Requires Filing of this Statement)
Check the appropriate box to
designate the rule pursuant to
which this Schedule is filed:
[X]
Rule
13d-
1(b)
[ ]
Rule
13d-
1(c)
[ ]
Rule
13d-
1(d)
* The remainder of this cover page
shall be filled out for a reporting
person's initial filing on this form
with respect to the subject class of
securities, and for any subsequent
amendment containing information
which would alter the disclosures
provided in a prior cover page.
The information required in the
remainder of this cover page shall
not be deemed to be "filed" for the
purpose of Section 18 of the
Securities Exchange Act of 1934
(the "Act") or otherwise subject to
the liabilities of that section of the
Act, but shall be subject to all other
provisions of the Act (however, see
the Notes.)

CUSIP
No.
903914109

1.
NAMES OF REPORTING PERSONS
I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

Disciplined Growth Investors, Inc.
41-1901233
2.
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

(a) [ ]
(b) [ ]
3.
SEC USE ONLY
4.
CITIZENSHIP OR PLACE OF ORGANIZATION

Minnesota
NUMBER OF
SHARES
BENEFICIALLY
OWNED BY
EACH
REPORTING
PERSON WITH
5. SOLE VOTING POWER
10,747,168

6. SHARED VOTING POWER
0

7. SOLE DISPOSITIVE POWER
10,747,168

8. SHARED DISPOSITIVE POWER
0
9.
AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
REPORTING PERSON

10,747,168
10.
CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
CERTAIN SHARES

[ ]
11.
PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

5%
12.
TYPE OF REPORTING PERSON

IA

CUSIP
No.
903914109

Item 1.

(a)
Name of Issuer
Ultra Petroleum Corp.

(b)
Address of Issuer's Principal
Executive Offices
400 North Sam Houston Pkwy E.,
#1200, Houston TX 77060
Item 2.

(a)
Name of Person Filing
Disciplined Growth Investors, Inc.
(?DGI?)

(b)
Address of Principal Business Office
or, if None, Residence
150 South Fifth Street, Suite 2550,
Minneapolis, MN 55402

(c)
Citizenship
DGI is a Minnesota S-corporation

(d)
Title of Class of Securities
Common Stock

(e)
CUSIP Number
903914109
Item
3.
If This Statement is Filed Pursuant to
Rule 13d-1(b), or 13d-2(b) or (c), Check
Whether the Person Filing is a:

(a)
[ ]
Broker or dealer registered
under Section 15 of the Act (15
U.S.C. 78o).

(b)
[ ]
Bank as defined in Section
3(a)(6) of the Act (15 U.S.C.
78c).

(c)
[ ]
Insurance Company as defined
in Section 3(a)(19) of the Act
(15 U.S.C. 78c).

(d)
[ ]
Investment Company registered
under Section 8 of the
Investment Company Act of
1940 (15 U.S.C. 80a-8).

(e)
[X]
An investment adviser in
accordance with Rule 240.13d-
1(b)(1)(ii)(E);

(f)
[ ]
An employee benefit plan or
endowment fund in accordance
with Rule 240.13d-
1(b)(1)(ii)(F);

(g)
[ ]
A parent holding company or
control person in accordance
with Rule 240.13d-
1(b)(1)(ii)(G);

(h)
[ ]
A savings association as
defined in Section 3(b) of the
Federal Deposit Insurance Act
(12 U.S.C. 1813);

(i)
[ ]
A church plan that is excluded
from the definition of an
investment company under
Section 3(c)(14) of the
Investment Company Act of
1940 (15 U.S.C. 80a-3);

(j)
[ ]
Group, in accordance with Rule
240.13d-1(b)(1)(ii)(J).
Item
4.
Ownership.
Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

(a)
Amount Beneficially Owned:

By reason of advisory and other
relationships with the person who
owns the Shares, DGI may be deemed
to be the beneficial owner of the
following shares: 13,909,484

DGI has been granted the power to
vote Shares in circumstances it
determines to be appropriate in
connection with assisting its advised
clients to whom it renders financial
advice in the ordinary course of
business, by either providing
information or advice to the persons
having such power, or by exercising
the power to vote.

(b)
Percent of Class:

9%

(c)
Number of shares as to which such
person has:

(i)
sole power to
vote or to
direct the vote
10,747,168

(ii)
shared power
to vote or to
direct the vote
0

(iii)
sole power to
dispose or to
direct the
disposition of
10,747,168

(iv)
shared power
to dispose or
to direct the
disposition of
0
Item
5.
Ownership of Five Percent or Less of
Class.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [ ]
Item
6.
Ownership of More than Five Percent on
Behalf of Another Person.

Not Applicable
Item
7.
Identification and Classification of the
Subsidiary Which Acquired the Security
Being Reported on by the Parent Holding
Company.

Not Applicable
Item
8.
Identification and Classification of
Members of the Group.
Not Applicable. This schedule is not being filed pursuant to Rule 13d-1(b)(1)(ii)(J) or Rule 13d-1(d).
Item
9.
Notice of Dissolution of Group.
Not Applicable
Item
10.
Certification.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

?
SIGNATURE

After reasonable
inquiry and to the best
of my knowledge and
belief, I certify that the
information set forth in
this statement is true,
complete and correct.



By: /s/ Frederick K. Martin

--------------------------------------

Date: February 15, 2018

Name: Frederick K. Martin

Title: Founder & Lead Portfolio Manager